Exhibit 10.17

SUPPLEMENTAL DEFERRED COMPENSATION AGREEMENT

This Agreement is made arid entered into this 1st day of October, 2010, by and between HUDSON VALLEY BANK, N.A., a national banking association having an office at 21 Scarsdale Road, Yonkers, New York 10707, (hereinafter referred to as "Corporation"), and ANDREW REINHART, an employee of the Corporation (hereinafter referred to as the "Employee").

The Employee has been in the employee of the Corporation since November 1, 2000 and has faithfully served the Corporation and it is now the consensus of the Board of Directors of the Corporation that the Employee's services have been of exceptional merit and a valuable contribution to the Corporation.

Accordingly, it is the desire of the Corporation and the Employee to enter into this Agreement under which the Corporation will agree to make certain supplemental payments to the Employee upon his retirement from service with the Corporation.

It is the intent of the parties hereto that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental deferred retirement benefits for the Employee, as a member of a select group of management or highly-compensated employees of the Corporation, for purposes of the Employee Retirement Security Act of 1974 (hereinafter referred to as "ERISA"). Therefore, in consideration of the Employee's services performed in the past and those to be performed in the future and based upon the mutual promises and covenants herein contained, the Corporation and the Employee agree as follows:

I.     ARTICLE ONE - DEFINITIONS

A.	Effective Date:

The effective date of this Agreement shall be October 1, 2010.

B.	Vesting Term:

Vesting Term shall mean the completion of fifteen (15) years of employment with the Corporation by the Employee.

II.    ARTICLE TWO - EMPLOYMENT

A.	Employment:

The Corporation agrees to employ the Employee in such capacity as the Corporation may from time to time determine with such duties, responsibilities and compensation as determined by the Board of Directors.

The Employee agrees to remain in the Corporation's employment, to devote his full time and attention exclusively to the business of the Corporation, and to use his best efforts to provide faithful and exceptional service to the Corporation.

B.	No Employment Agreement Created:

No provision of this Agreement shall be deemed to restrict or limit any existing Employment Agreement by and between the Corporation and the Employee nor shall any conditions herein create specific employment rights to the Employee nor limit the right of the Corporation to discharge the Employee with or without cause.  In a similar fashion, no provision shall limit the Employee's rights to voluntarily sever his employment at any time.

III.  ARTICLE THREE - BENEFITS

The following benefits provided by the Corporation to the Employee are in the nature of a deferred compensation benefit and shall in no event be construed to affect or limit the Employee's current or prospective salary increases, cash bonuses or profit-sharing distributions or credits.

A.	Employment:

If the Employee shall remain in the employment of the Corporation for the "Vesting Term" defined in Article One, Paragraph B, then, in such event, the Employee shall be entitled to receive from the Corporation the sum of $60,000.00 per year, payable for fifteen (15) years commencing upon the Employee's retirement from the Corporation. This amount shall be paid in monthly installments equal to $5,000.00. This monthly payment shall be constant for the 15 year pay out.

In the event the Employee should die following his retirement from the Corporation but before the expiration of 180 months, the unpaid balance of such monthly payments shall be paid monthly for the remainder of such period to the beneficiary selected by the Employee in the Beneficiary Designation Form provided by the Corporation. In the absence of or failure of the Employee to designate a beneficiary, the unpaid balance shall be commuted at 5% and paid in a lump sum to the personal representative of the Employee's estate.

In the event the Employee shall suffer a Disability (as that term is defined below), all benefits due Employee herein shall vest at 100% so long as said Employee shall have completed ten (10) or more years of service with the Corporation. The term "Disability'' shall be defined as a condition of the Employee whereby he either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months,  receiving  income  replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Corporation. The Corporation will determine whether the Employee has incurred a Disability based on its own good faith determination and may require the Employee to submit to reasonable physical and mental examinations for this purpose. The Employee will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration, Railroad Retirement Board, or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of Treasury Regulation §1.409A-3(i)(4) and authoritative guidance.

B.	Termination of Service:

Should the Employee voluntarily resign  from  his  employment (i) prior to completing fifteen (15) years of service with the Corporation, or (ii) should the Employee be discharged  by the Corporation "for  cause", all of the Employee's benefits under this Agreement shall be forfeited and this Agreement shall become null and void. Should the Employee be terminated by the Corporation "without cause", and so long as Employee has completed ten (10) years of service with the Corporation, all benefits due Employee herein shall immediately vest at 100%.

C.	Change in Control:

Upon the occurrence of a "Change in Control" and/or "Change in Control Events", all benefits due  Employee herein shall vest at 100% so long as said Employee shall have completed ten (10) or more  years of service  with the Corporation. The determination as to the occurrence of a "Change in Control" or "Change in Control Events" shall be based on objective facts and in accordance with the requirements of IRS Code Section 409A.

D.	Non-Compete:

Following his retirement and while Employee is receiving benefits under this Agreement, Employee agrees not to accept any employment, engage in any activity or to provide any services to any entity or person whose business would interfere or conflict with the business of the Corporation. In the event the Employee engages in any such activity, Corporation shall have no further obligation to make any payments to Employee under this Agreement.

IV.  ARTICLE FOUR - RESTRICTIONS UPON FUNDING

The Corporation shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Employee and his beneficiaries shall be and remain simply a general creditor of the Corporation in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Corporation reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent, nature and method of such funding.

V.    ARTICLE FIVE - MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Employee, his widow nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Employee or his beneficiary or any of them, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Employee or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Corporation's liabilities shall forthwith cease and terminate.

B.	Binding Obligation of Corporation and Any Successor in Interest:

The Corporation expressly agrees that it shall not merge or consolidate into or with another Corporation or sell substantially all of its assets to another Corporation, firm or person, until such Corporation, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Corporation under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Employee, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of  the  Employee and the Corporation.

D.	Gender:

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect On Other Corporation Benefit Plans:

Nothing contained in this Agreement shall affect the right of the Employee to participate in or be covered by any qualified or non-qualified pension, profitsharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of Corporation's existing or future compensation structure.

F.	Headings:

Headings and Subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the 30th day of December, 2010 and that upon execution thereof each has received a conforming copy.

/S/ ANDREW REINHART
Andrew Reinhart

HUDSON VALLEY BANK, N.A.

By:	/S/ JAMES J. LANDY
James J. Landy
President & C.E.O.